Exhibit 99.1

Date:	January 27, 2010
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE FIRST FISCAL QUARTER OF 2010

Stroudsburg, Pennsylvania, January 27, 2010 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three months ended December 31, 2009. The Company reported net income of $794,000, or $0.06 per diluted share, for the three months ended December 31, 2009, as compared to net income of $1.8 million, or $0.13 per diluted share, for the corresponding 2008 period. Net income of $794,000 for the three months ending December 31, 2009, included a pre-tax write-down of $1.2 million in the value of the Company’s foreclosed real estate portfolio. The charge related to a single property in the Bank’s foreclosed real estate portfolio, and was made to reflect a more current appraisal. Net income for the three months ended December 31, 2008, included a one time tax benefit of $317,000.

“Overall, we continue to feel that our credit quality is strong, our fundamental banking business is solid and our capital position is outstanding,” commented Gary S. Olson, President and Chief Executive Officer of the Company. “The Bank continues to lend and meet the credit needs of our community. However, until the economic recovery accelerates in our market area, we will continue to see pressure in our delinquent and problem loan trends. We are taking the actions necessary to stay ahead of these trends including actively monitoring our loan portfolio, writing down our foreclosed real estate and adding to our loan loss allowance.”

Net Interest Income:

Net interest income increased $289,000, or 4.1%, to $7.3 million for the three months ended December 31, 2009, from $7.0 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.45% for the three months ended December 31, 2009, from 2.28% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $7.2 million.

Provision for Loan Losses:

The provision for loan losses increased $125,000 or 33.3%, to $500,000 for the three months ended December 31, 2009, from $375,000 for the comparable period in 2008.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The changes in the provision for loan losses for the three-month period ended December 31, 2009, as compared to the comparable 2008 period was in response to this evaluation.

Noninterest Income:

Noninterest income increased $131,000, or 9.9%, to $1.5 million for the three months ended December 31, 2009, from $1.3 million for the comparable period in 2008. The primary reason for the increase was the gains on the sale of loans of $155,000 during the 2009 period. The Company sold $5.7 million of long-term fixed-rate residential loans during the three months ended December 31, 2009, as part of an overall interest rate risk management strategy.

Noninterest Expense:

Noninterest expense increased $1.5 million, or 25.4%, to $7.2 million for the three months ended December 31, 2009, from $5.8 million for the comparable period in 2008. The primary reason for the increase was the write-down of foreclosed real estate of $1.2 million in the 2009 period, along with increases in FDIC insurance premiums of $330,000 and compensation and employee benefits of $152,000. These increases were offset, in part, by decreases in occupancy and equipment expense of $151,000 and advertising expense of $105,000.

Balance Sheet:

Total assets decreased $8.2 million, or 0.8%, to $1,034.0 million at December 31, 2009, compared to $1,042.1 million at September 30, 2009. The primary reasons for the decrease in assets were decreases in certificates of deposit of $1.7 million, net loans receivable of $3.7 million, investment securities available for sale of $2.6 million, and investment securities held to maturity of $1.0 million. The decrease in net loans receivable included a decrease in residential loans of $6.4 million, which was partially offset by increases in commercial real estate loans of $2.1 million and commercial loans of $853,000. The Company sold $5.7 million of long-term fixed rate residential loans during the three months ended December 31, 2009, as part of an overall interest rate risk management strategy.

Total deposits decreased $8.7 million at December 31, 2009, compared to September 30, 2009, primarily as a result of a decrease in certificates of deposit accounts of $14.5 million which included a decrease of $3.4 million in brokered certificates of deposit. These decreases were partially offset by an increase in noninterest bearing demand accounts of $2.0 million, NOW accounts of $2.6 million and savings and club accounts of $2.0 million. Borrowed funds increased during the same time period by $3.1 million.

Stockholders’ equity decreased $3.3 million to $182.2 million at December 31, 2009, compared to $185.5 million at September 30, 2009, primarily as a result of a previously announced stock repurchase program the Company began in June 2008. In June, 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. As of December 31, 2009, the Company had purchased an additional 395,300 shares at a weighted average cost of $12.78 per share under the second stock repurchase program including the repurchase of 283,300 shares at an average cost of $12.68 during the three months ended December 31, 2009.

Asset Quality:

Nonperforming assets totaled $9.9 million, or 0.96%, of total assets at December 31, 2009, compared to $7.7 million, or 0.74%, of total assets at September 30, 2009. The increase was due to increases of $1.1 million in nonperforming residential loans and $2.1 million in commercial loans offset, in part, by a decrease of $834,000 in foreclosed real estate. Commercial nonperforming loans increased primarily as a result of the addition of two commercial real estate relationships. Foreclosed real estate declined primarily as a result of the write-down of $1.2 million in the value of one property. The Company, in response to these and other trends, made a provision for loan losses of $500,000 for the three months ended December 31, 2009, compared to a provision of $375,000 for the comparable three-month period in 2008. The allowance for loan losses was $6.2 million, or 0.84%, of loans outstanding at December 31, 2009, compared to $5.8 million, or 0.79%, of loans outstanding at September 30, 2008.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2009	September 30, 2009
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,245	$7,103
Interest-bearing deposits with other institutions	10,827	11,490

Total cash and cash equivalents	18,072	18,593
Certificates of deposit	3,684	5,355
Investment securities available for sale	214,937	217,566
Investment securities held to maturity (fair value of $5,857 and $6,923)	5,679	6,709
Loans receivable (net of allowance for loan losses of $6,204 and $5,815)	729,861	733,580
Federal Home Loan Bank stock	20,727	20,727
Premises and equipment	11,246	10,620
Bank-owned life insurance	15,211	15,072
Foreclosed real estate	1,745	2,579
Other assets	12,795	11,318

TOTAL ASSETS	$1,033,957	$1,042,119

LIABILITIES
Deposits	$400,168	$408,855
Short-term borrowings	61,013	48,091
Other borrowings	380,707	390,507
Advances by borrowers for taxes and insurance	3,004	1,377
Other liabilities	6,834	7,783
TOTAL LIABILITIES	851,726	856,613

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common stock	170	170
Additional paid in capital	162,809	162,243
Unallocated common stock held by the Employee Stock Ownership Plan	(12,226)	(12,339)
Retained earnings	62,464	62,337
Treasury stock, at cost	(31,287)	(27,695)
Accumulated other comprehensive income	301	790

TOTAL STOCKHOLDERS’ EQUITY	182,231	185,506

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,033,957	$1,042,119

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31,
	2009	2008
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$10,341	$10,601
Investment securities:
Taxable	2,237	2,453
Exempt from federal income tax	83	83
Other investment income	1	119

Total interest income	12,662	13,256

INTEREST EXPENSE
Deposits	1,406	1,971
Short-term borrowings	49	155
Other borrowings	3,924	4,136

Total interest expense	5,379	6,262

NET INTEREST INCOME	7,283	6,994
Provision for loan losses	500	375

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,783	6,619

NONINTEREST INCOME
Service fees on deposit accounts	827	840
Services charges and fees on loans	101	121
Trust and investment fees	220	209
Gain on sale of loans, net	155	—
Earnings on Bank-owned life insurance	140	139
Other	13	16

Total noninterest income	1,456	1,325

NONINTEREST EXPENSE
Compensation and employee benefits	3,736	3,584
Occupancy and equipment	559	710
Professional fees	377	335
Data processing	450	469
Advertising	98	203
FDIC premiums	358	28
Loss on foreclosed real estate	1,200	—
Other	453	438

Total noninterest expense	7,231	5,767

Income before income taxes	1,008	2,177
Income taxes	214	347

NET INCOME	$794	$1,830

EARNINGS PER SHARE
Basic	$0.06	$0.13
Diluted	0.06	0.13

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended December 31,		For the Year ended Ended December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,031,067	$1,002,374	$1,031,067	$1,002,374
Total interest-earning assets	989,470	959,617	989,470	959,617
Total interest-bearing liabilities	809,204	772,157	809,204	772,157
Total stockholders’ equity	185,779	197,136	185,779	197,136

PER COMMON SHARE DATA:
Average shares outstanding - basic	13,076,894	14,579,030	13,076,894	14,579,030
Average shares outstanding - diluted	13,076,894	14,602,412	13,076,894	14,602,412
Book value share computation:
Issued	16,980,900	16,980,900	16,980,900	16,980,900
Treasury shares	(2,857,111)	(1,462,500)	(2,857,111)	(1,462,500)

Shares outstanding	14,123,789	15,518,400	14,123,789	15,518,400
Unvested restricted stock awards	471,531	589,414	471,531	589,414

Book value shares	14,595,320	16,107,814	14,595,320	16,107,814